EXHIBIT 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Appoints Daron Evans to Board of Directors

RIVER EDGE, NJ, November 29, 2013 /PR Newswire-FirstCall/ — Nephros, Inc. (OTC Bulletin Board: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters, announced today the appointment of Daron Evans to its Board of Directors. Mr. Evans replaces James S. Scibetta who will be leaving the Board effective December 31, 2013. Mr. Evans was also named a member of the Audit Committee.

Mr. Evans is a life sciences executive with over 20 years of financial leadership and operational experience. Mr. Evans is currently a Partner at The Highland Group, an operational consulting practice that partners with industrial clients to deliver targeted results, and a Director on the Board of Zumbro Discovery, an early stage company developing a novel therapy for resistant hypertension. Mr. Evans was most recently Chief Financial Officer of Nile Therapeutics, Inc., from 2007 until its merger with Capricor, Inc. in November 2013. From 2006 to 2007, he was Director of Business Assessment for Vistakon, a division of Johnson & Johnson Corp. From 2004 to 2006, he was Associate Director of Portfolio Mgmt & Business Analytics at Scios, Inc. after its acquisition by Johnson & Johnson Corp. Mr. Evans was a co-founder of Applied Neuronal Network Dynamics, Inc. and served as its President from 2002 to 2004. From 1995 to 2002, Mr. Evans served in various roles at consulting firms Arthur D. Little and Booz Allen & Hamilton. Mr. Evans is the author of four U.S. patents. Mr. Evans received his Bachelor of Science in Chemical Engineering from Rice University, his Master of Science in Biomedical Engineering from a joint program at the University of Texas at Arlington and Southwestern Medical School and his MBA from the Fuqua School of Business at Duke University.

"I am very pleased to welcome Daron to Nephros’ Board of Directors,” stated John C. Houghton, CEO of Nephros. “Daron’s extensive operational and business development experience will be a welcome complement to the Board.”

"I am very impressed with the Nephros team and the wide range of commercial opportunities for the company’s products,” stated Mr. Evans. “I look forward to being an active member of the Board as Nephros seeks to capitalize on these opportunities."

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers and healthcare facilities for the production of ultrapure water and bicarbonate.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). In 2009, we began to extend our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer seven types of ultrafilters for sale to customers in four markets:

•	Dialysis Centers – Water/Bicarbonate: Treatment of both water and bicarbonate for the production of ultrapure dialysate
•	Hospitals and Other Healthcare Facilities: As part of a multi-barrier approach to help minimize exposure to waterborne contaminants
•	Military: Highly compact, individual water purification devices used by soldiers to produce safe drinking water in the field

•	Dialysis Centers – Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

For more information about Nephros, please visit the company’s website at www.nephros.com

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such statements include statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward looking statements.

Factors that may cause such differences include, but are not limited to, the risks that:

•	we may not be able to continue as a going concern;
•	the voluntary recalls of point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications and the related circumstances could subject us to claims or proceedings which may adversely impact our sales and revenues;
•	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;
•	there are product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;
•	we face potential liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation;
•	to the extent our products or marketing materials are found to violate any provisions of the FDC Act or any other statutes or regulations, then we could be subject to enforcement actions by the FDA or other governmental agencies;
•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;
•	we may not have sufficient capital to successfully implement our business plan;
•	we may not be able to effectively market our products;
•	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;
•	we may encounter problems with our suppliers, manufacturers and distributors;
•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;
•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;
•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent preclinical or clinical trials;
•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and
•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC. We urge you to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.